Exhibit 4.2
K12 INC.
AMENDED AND RESTATED STOCK OPTION PLAN
ARTICLE I
GENERAL
1.1 Purpose.
     The purposes of this Stock Option Plan (the “Plan”) are to: (1) closely associate the interests of the directors, officers, employees and independent contractors of K12 Inc. (the “Company”) and Affiliates of the Company with the shareholders of the Company by reinforcing the relationship between participants’ rewards and shareholder gains; (2) provide to certain of such individuals the opportunity to acquire equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive for continuous employment with the Company.
1.2 Administration.
     (a) The Plan shall be administered by the Board of Directors of the Company or, at the option of the Board of Directors, a compensation committee of the Board of Directors (the Board of Directors or such compensation committee being hereafter referred to as the “Board”).
(b)	The Board shall have the authority, in its sole discretion and from time to time to:
(i)	designate the directors, officers, employees and independent contractors and classes of such individuals eligible to participate in the Plan;

(ii)	grant awards provided in the Plan in such form and amount as the Board shall determine;

(iii)	impose such limitations, restrictions and conditions upon any such award as the Board shall deem appropriate; and

(iv)	interpret the Plan, adopt, amend, and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

     (c) Decisions and determinations of the Board on all matters relating to the Plan shall be in its reasonable discretion and shall be conclusive. No member of the Board shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.
1.3 Eligibility for Participation.
     Participants in the Plan shall be selected by the Board from the directors, officers, employees and independent contractors of the Company and/or its Affiliates who have the capability of making a substantial contribution to the success of the Company and/or its Affiliates. In making this selection and in determining the form and amount of awards, the Board shall consider any factors deemed relevant, including the individual’s functions, responsibilities, value of services to the Company and/or its Affiliates, and past and potential contributions to the profitability and sound growth of the Company and/or its Affiliates.
1.4 Aggregate Limitation on Awards.
     Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of Common Stock of the Company (the “Common Stock”). The maximum number of shares which may be issued under the Plan shall be Eight Million (8,000,000). If any Stock Option shall for any reason expire or otherwise terminate in whole or in part, without having been exercised in full, the Common Stock not purchased under such Stock Option shall revert to and again become available for issuance under the Plan.
1.5 Effective Date and Term of Plan.
     (a) The Plan shall become effective on the date approved by the shareholders and the Board of the Company.
     (b) No awards shall be made under the Plan after December 31, 2009; provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.
ARTICLE II
STOCK OPTIONS
2.1 Award of Stock Options.
     The Board may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant to any participant in the Plan one or more options to purchase for cash the number of shares of Common Stock allotted by the Board (“Stock Options”). The date a Stock Option is granted shall mean the date selected by the Board as of which the Board allots a specific number of shares to a participant pursuant to the Plan. The Stock Options are not intended to qualify as incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986 as amended.
2.2 Stock Option Agreements.
     The grant of a Stock Option shall be evidenced by a written Stock Option Agreement, executed by the Company and the holder of a Stock Option (the “optionee”), stating the number of shares of Common Stock subject to the Stock Option evidenced thereby, and in such form as the Board may from time to time determine.
2.3 Stock Option Price.
     The option price per share of Common Stock deliverable upon the exercise of a Stock Option shall be not less than 100% of the fair market value of a share of Common Stock on the date the Stock Option is granted, unless otherwise determined by the Board or pursuant to an employment or engagement agreement.
2.4 Term and Exercise.
     Each Stock Option shall be exercisable pursuant to the vesting schedule set forth in the Stock Option Agreement granting such Stock Option. Unless a shorter period is provided by the Board, by another Section of this Plan, or a Stock Option Agreement, each Stock Option may be exercised until the tenth anniversary of the date of grant (the “Option Term”). No Stock Option shall be exercisable after the expiration of its option term.
2.5 Payment.
     Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the optionee shall pay to the Company, in full, the option price for such shares in cash.
2.6 Issuance of Shares.
     As soon as reasonably practicable after receipt of payment, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock. The optionee shall become a shareholder of the Company with respect to Common Stock represented by share certificates so issued and as such shall be fully entitled to all rights of a shareholder holding Common Stock, subject to any restrictions contained in the optionee’s Stock Option Agreement.

2.7 Death of Optionee.
     Except as provided in a Stock Option Agreement or an applicable employment or engagement agreement, upon the death of the optionee, any Stock Options held by optionee and exercisable on the date of death may be exercised by the optionee’s estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining Option Term of the Stock Option and six months after the optionee’s death. Except as provided in a Stock Option Agreement or an applicable employment or engagement agreement, any Stock Options which were exercisable on the date of optionee’s death shall terminate at the end of the Option Term or six months after optionee’s death, whichever is earlier. Any Stock Options held by optionee which are not exercisable on the date of optionee’s death shall terminate upon optionee’s death.
2.8 Disability of Optionee.
     Except as provided in a Stock Option Agreement or an applicable employment or engagement agreement, upon termination of the optionee’s employment or engagement by reason of permanent disability (as determined by the Board, or if such optionee has an employment or engagement agreement with the Company, then as determined pursuant to the applicable provisions of said agreement if any), any Stock Options held by optionee and exercisable on the date of such termination may be exercised by optionee, provided that such exercise occurs within both the remaining Option Term of the Stock Option and within six months from the date of termination. Except as provided in a Stock Option Agreement or an applicable employment or engagement agreement, any Stock Options held by optionee which were exercisable on the date of optionee’s termination shall terminate at the end of the Option Term or six months after optionee’s termination, whichever is earlier. Any Stock Options held by optionee which are not exercisable on the date of optionee’s termination shall terminate on the date of optionee’s termination.
2.9 Resignation; Termination for Cause.
     Except as provided in a Stock Option Agreement or an applicable employment or engagement agreement, all Stock Options granted to an optionee shall terminate upon the termination of the optionee’s employment or engagement with the Company by resignation or for “cause,” as that term is defined herein.
2.10 Termination for Other Reasons.
     Except as provided in Sections 2.7, 2.8, and 2.9 or except as otherwise determined by the Board or as provided in a Stock Option Agreement or an applicable employment or engagement agreement, upon termination of the optionee’s employment or engagement:
     Any Stock Options held by optionee and exercisable on the date of such termination may be exercised by optionee, provided that such exercise occurs within both the remaining Option Term of the Stock Option and within three months from the date of termination. Any Stock Options held by optionee which are not exercisable on the date of optionee’s termination shall terminate on the date of optionee’s termination. Any Stock Options held by optionee which were exercisable on the date of optionee’s termination shall terminate at the end of the Option Term or three months after optionee’s termination, whichever is earlier. Notwithstanding the foregoing, if the exercise of a Stock Option following termination of the optionee’s employment or engagement would result in liability under Section 16(b) of the Securities Exchange Act of 1934, then, unless a longer period for exercise is already provided above, the period for exercise shall be extended to the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Securities Exchange Act of 1934 but in no event later than the end of the Option Term of the Stock Option. In addition, if the exercise of a Stock Option following termination of optionee’s employment or engagement would be prohibited solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, then, unless a longer period for exercise is already provided above, the period for exercise shall be extended to the tenth day after the day on which such registration requirements would no longer be violated by the issuance of such shares but in no event later than the end of the Option Term of the Stock Option.
ARTICLE III
MISCELLANEOUS
3.1 General Restriction.
     Each award under the Plan shall be subject to the requirement that, if at any time the Board shall determine that the listing, registration, or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.
3.2 Non-Assignability.
     No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person’s guardian or legal representative.

3.3 Withholding Taxes.
     Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the issuee/transferee to remit to the Company an amount sufficient to satisfy any Federal, state, and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.
3.4 Right to Terminate Employment/Engagement.
     Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment or engagement of the Company of any Affiliate of the Company or effect any right which the Company or any Affiliate of the Company may have to terminate the employment or engagement of such participant.
3.5 Non-Uniform Determinations.
     The Board’s determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount, and timing of such awards, the terms and provisions of such awards, and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.
3.6 Rights as a Shareholder.
     The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to the recipient.
3.7 No Obligation to Exercise Stock Option.
     The granting of a Stock Option shall impose no obligation upon the participant to exercise such Stock Option.
3.8 Definitions.
     In this Plan the following definitions shall apply:
          (a) “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

          (b) “Cause” shall have the meaning assigned to it in any relevant employment or engagement agreement between the Company (or an Affiliate of the Company) and the optionee, otherwise a termination shall be for “cause” if the optionee shall: (i) commit an act of fraud, dishonesty, embezzlement or misappropriation, (ii) be convicted of, or enter a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (iii) breach optionee’s employment or engagement agreement, (iv) commit an act which amounts to willful misconduct, wanton misconduct, or gross negligence, (v) willfully fail or habitually neglect to perform optionee’s employment or engagement responsibilities, or (vi) engage in any illegal or unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its employees, customers, or suppliers.
          (c) “Code” means the Internal Revenue Code of 1986, as amended.
          (d) “Fair market value” as of any date and in respect of any share of Common Stock means (i) the average closing price of a share of Common Stock on the principal exchange on which such shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the ten most recent trading days immediately prior to such date, or (ii) if such shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, the average mean between the closing representative bid and asked prices for such shares on the ten most recent trading days immediately prior to such date as reported by NASDAQ or such successor quotation system; or (iii) in the event that clauses (i) and (ii) above are inapplicable, the “fair market value” shall be determined in good faith by the Board.
          (e) “Option price” means the purchase price per share of Common Stock deliverable upon the exercise of a Stock Option.
          (f) “Participant” means a person to whom a Stock Option is granted under the Plan.
3.9 Leaves of Absence.
     The Board shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment or engagement within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.
3.10 Adjustments.
     In any event of any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or the like, the Board shall in its discretion appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to Stock Options theretofore granted under the Plan, the option price of Stock Options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Board.
3.11 Termination of Stock Options.
     In the event of: (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, then, if the surviving corporation does not assume the Stock Options outstanding under the Plan or substitute similar options for those outstanding under the Plan, all outstanding Stock Options which are not exercised prior to such event shall be terminated unless otherwise provided in an optionee’s Stock Option Agreement. In the event of a dissolution or liquidation of the Company, all outstanding Stock Options shall terminate if not exercised prior to such dissolution or liquidation unless otherwise provided in an optionee’s Stock Option Agreement.
3.12 Amendment of the Plan.
     (a) The Board may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.
     (b) The Board may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Board may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 3.10), (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a participant, affect his or her rights under an award previously granted to him or her or under an employment or engagement agreement.
3.13 Termination Or Suspension Of The Plan.
     (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on December 31, 2009. No Stock Options may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) Rights and obligations under any Stock Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Stock Option was granted.
3.14 Effective Date Of Plan.
     The Plan shall become effective upon adoption by the Board and approval by the stockholders of the Company.

K12 INC.
AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCK OPTION PLAN
     Pursuant to Resolution of the Board of Directors of K12 Inc. on December 18, 2003 and a Written Consent of the Stockholders of K12 Inc., effective as of February 13, 2004, the second sentence of Section 1.4, Article I of the Kl2 Inc. Amended and Restated Stock Option Plan is amended and restated to read in full as follows:
“The maximum number of shares which may be issued under the Plan shall be Thirteen Million (13,000,000).”